Exhibit 99.1

PRESS RELEASE

                        CENDANT COMPLETES ACQUISITION OF
                             TRENDWEST RESORTS, INC.

               New York, NY 06-03-2002 -- Cendant Corporation (NYSE: CD) today announced that it has completed its previously announced acquisition of Trendwest Resorts, Inc. (Nasdaq: TWRI).

               Each outstanding share of Trendwest common stock has been converted into the right to receive 1.3074 shares of Cendant common stock. Within the next few days, Mellon Investor Services will mail to Trendwest shareholders materials to be used for such conversion. For additional information, holders of Trendwest common stock should contact Mellon Investor Services at (800) 777- 3674.

               Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

               Trendwest Resorts, Inc., headquartered in Redmond, Washington, is a leader in the timeshare industry. Through its exclusive relationships with WorldMark, the Club, and WorldMark South Pacific Club, Trendwest provides a flexible vacation ownership system, based on use of Vacation Credits. At December 31, 2001, Trendwest had 45 sales offices, and approximately 150,000 WorldMark and WorldMark South Pacific owners enjoyed over 2,780 condominium units at 48 resort locations in the United States, British Columbia, Mexico, Fiji and Australia. For more information visit Trendwest and WorldMark at www.trendwestresorts.com, and www.worldmarktheclub.com.

               Cendant Media Contact:
               Elliot Bloom
               (212) 413-1832